As filed with the Securities and Exchange Commission on January 31, 2005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

OGLEBAY NORTON COMPANY

(Exact Name of Registrant as Specified in Its Charter)

OHIO	34-1888342
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S.Employer Identification Number)

North Point Tower

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114-1151

(Address of Principal Executive Offices)

2005 Management Stock Plan of Oglebay Norton Company

(Full Title of the Plan)

Rochelle F. Walk

Vice President, General Counsel and Secretary

Oglebay Norton Company

North Point Tower

1001 Lakeside Avenue, 15th Floor

Cleveland, Ohio 44114

Telephone: (216) 861-3300

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David P. Porter

Jones Day

North Point

901 Lakeside Avenue

Cleveland, Ohio 44114

Telephone: (216) 586-3939

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (3)	Amount Of Registration Fee (3)
Common Shares, par value $0.01 per share	1,328,049	$12.63	$16,773,258.87	$1,974.21

(1)	Represents the maximum number of common shares of the Registrant, par value $0.01 per share (the “Common Shares”), issuable under the 2005 Management Stock Plan (the “Plan”).

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933 (the “Securities Act”), this Form S-8 Registration Statement (this “Registration Statement”) shall also cover any additional Common Shares which may become issuable under the Plan being registered by this Registration Statement pursuant to the anti-dilution provisions of the Plan.

(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act and based upon the per share exercise price of the initial grant of options under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which are on file with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2003.

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004.

3.	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004.

4.	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2004.

5.	Our Current Reports on Form 8-K or 8-K/A filed with the Commission on March 2, 2004, April 14, 2004, May 4, 2004, May 12, 2004, June 2, 2004, July 8, 2004, July 20, 2004, August 11, 2004, November 19, 2004, November 19, 2004 (as amended on November 19, 2004 and December 21, 2004), November 29, 2004, December 3, 2004, January 5, 2005 and January 31, 2005.

6.	The description of our Common Shares contained in our Registration Statement on Form 8-A, filed with the Commission on January 31, 2005.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Form S-8 Registration Statement (“Registration Statement”), and prior to the filing of a post-effective amendment which indicates that all of the securities offered hereby have been sold or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Rochelle F. Walk, Vice President, Secretary and General Counsel, will pass upon the validity of the issuance of the Common Shares pursuant to the Plan. As of January 31, 2005, Ms. Walk owned 23,976 Common Shares and had options to purchase 15,984 Common Shares pursuant to the Plan.

Item 6.	Indemnification of Directors and Officers.

Chapter 1701 of the Ohio Revised Code (the “ORC’”) permits a corporation to indemnify current and former directors, officers, employees and agents of the corporation and other persons serving at the request of the corporation against expenses, judgments, fines and amounts paid in settlement in connection with an action, suit or proceeding by reason of such person’s service to the corporation. In order to be indemnified, the person must have acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interest of the corporation. With respect to any criminal action or proceeding, the person must have no reasonable cause to believe that his or her conduct was unlawful. In any particular instance, upon determination that the applicable standard of conduct has been met, indemnification may be made by a corporation. Such determination must be made by a court, by a majority of disinterested directors, by independent counsel (in certain limited cases) or by the shareholders of the corporation.

The ORC requires that a corporation indemnify a present or former director or officer of a corporation against certain expenses if the person has been successful, on the merits or otherwise, in defense of any action, suit or proceeding or in defense of any issue therein. In addition, the ORC permits the advancement of expenses relating to the defense of any proceeding to directors, officers, other employees and agents, if the person agrees to reasonably cooperate with the corporation concerning such proceeding and commits to repay the corporation for the advances made for such expenses in the event that such person is ultimately determined not to be entitled to indemnification therefor.

The ORC provides that the indemnification provisions contained in the ORC are not exclusive of any other right that a person seeking indemnification may have or later acquire under any provision of the corporation’s articles or regulations, under any other agreement, by any vote of shareholders or disinterested directors or otherwise. In addition, the ORC provides that a corporation may maintain insurance or similar protection, at its expense, to protect itself and any director, officer, employee or agent of the corporation against any expense, liability or loss arising in connection with their service to the corporation. This insurance may provide benefits regardless of whether the corporation has the power to indemnify a particular person under the ORC.

Our second amended and restated articles of incorporation provide for indemnification of our officers, directors, employees and agents to the fullest extent permitted by the ORC. Any and all directors and officers liability and fiduciary (including ERISA) insurance or tail policies in existence as of January 31, 2005, which was the effective date of the Plan, were reinstated and continued in accordance with their terms and, to the extent applicable, were assumed or assumed and assigned, pursuant to section 365 of the Bankruptcy Code and the Plan. Each insurance carrier under such policies continues to honor and administer the policies with respect to us in the same manner and according to the same terms and practices applicable to Oglebay prior to the effective date of the Plan.

This summary is subject to the ORC and our second amended and restated articles of incorporation.

Item 7.	Exemption From Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit No.	Description

4.1	2005 Management Stock Plan of Oglebay Norton Company

4.2*	Second Amended and Restated Articles of Incorporation of Oglebay Norton Company, incorporated by reference from Exhibit 3.1 of the Current Report on Form 8-A, as filed by the Registrant on January 31, 2005.

4.3*	Amended and Restated Regulations of Oglebay Norton Company, incorporated by reference from Exhibit 3.2 of the Current Report on Form 8-A, as filed by the Registrant on January 31, 2005.

5.1	Opinion of Rochelle F. Walk, Vice President, General Counsel and Secretary

23.1	Consent of Rochelle F. Walk (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on Signature page hereto).

*	Not filed herewith; previously filed as noted.

Item 9.	Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement.

(2)	that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cleveland, State of Ohio, on January 31, 2005.

OGLEBAY NORTON COMPANY

By:	/s/ R. F. WALK
Rochelle F. Walk Vice President, General Counsel and Secretary

POWER OF ATTORNEY

We, the undersigned directors and/or officers of Oglebay Norton Company, an Ohio corporation (the “Company”), hereby severally constitute and appoint Michael D. Lundin, Julie A. Boland and Rochelle F. Walk, and each of them individually, with full powers of substitution and resubstitution, our true and lawful attorney-in-fact or attorneys-in-fact, with full powers to them and each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 filed with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in connection with the registration under the Securities Act of equity securities of the Company, and to file or cause to be filed the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact, and each of them, or their substitute or substitutes, shall do or cause to be done by virtue of this Power of Attorney.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ MICHAEL D. LUNDIN Michael D. Lundin	President and Chief Executive Officer and Director (Principal Executive Officer)	January 31, 2005

/s/ JULIE A. BOLAND Julie A. Boland	Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	January 31, 2005

/s/ DELYLE W. BLOOMQUIST DeLyle W. Bloomquist	Director	January 31, 2005

/s/ THOMAS O. BOUCHER, JR. Thomas O. Boucher, Jr.	Director	January 31, 2005

/s/ EUGENE I. DAVIS Eugene I. Davis	Director	January 31, 2005

/s/ LAURENCE V. GODDARD Laurence V. Goddard	Director	January 31, 2005

/s/ ROBERT H. KANNER Robert H. Kanner	Director	January 31, 2005

/s/ JOHN P. O’BRIEN John P. O’Brien	Director	January 31, 2005

OGLEBAY NORTON COMPANY

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	2005 Management Stock Plan of Oglebay Norton Company

5.1	Opinion of Rochelle F. Walk, Vice President, General Counsel and Secretary.

23.1	Consent of Rochelle F. Walk (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on Signature page hereto).